EXHIBIT 3.2
MIDWEST BANC HOLDINGS INC.
DIRECTORS DEFERRED COMPENSATION PLAN
NOTICE OF SPECIAL RISK OF LOSS
     A special risk of loss is associated with a director’s decision to participate in the Midwest Banc Holdings Inc. Director Deferred Compensation Plan. This special risk of loss is separate and apart from the risk of loss due to poor performance by the account or fund to which the Director may suggest the deemed investment of his or her account balance. This special risk of loss is that, if Midwest Banc Holdings, Inc. ever becomes insolvent or bankrupt, the director might lose all or a large part of his or her account under the Plan.
     This special risk of loss is a feature of the Plan because, unlike a trust holding the assets of a tax-qualified retirement plan, this Plan cannot legally be structured so that it is exempt from the creditors of Midwest Banc Holdings Inc. and still provide for the deferral of federal income taxes.
EFFECTIVE JANUARY 1, 2006

MIDWEST BANC HOLDINGS INC.
DIRECTOR DEFERRED COMPENSATION PLAN
Table of Contents

ARTICLE I DEFINITIONS		4
1.01	Account	4
1.02	Accounting Date	4
1.03	Amounts Deferred	4
1.04	Annual Deferrals	4
1.05	Beneficiary	4
1.06	Change in Control	4
1.07	Code	6
1.08	Company	6
1.09	Compensation	6
1.10	Director	6
1.11	Eligible Director	6
1.12	Plan	6
1.13	Plan Administrator	6
1.14	Plan Sponsor	6
1.15	Plan Year	6
1.16	Participant	6
1.17	Reduction of Compensation Agreement	6
1.18	Separation from Service	6
1.19	Trust	7
1.20	Trustee	7

ARTICLE II PARTICIPATION		7
2.01	Commencement of Participation; Reduction of Compensation Agreements	7
2.02	Timing of Initial Deferral Decisions	7

ARTICLE III CREDITING OF PARTICIPANT ACCOUNTS		8
3.01	Compensation Reduction Credits to Participant Accounts	8
3.02	Individual Accounts; Value	8
3.03	Crediting of Earnings and Losses; Charges	8
3.04	Participant Directions for Crediting of Accounts	8
3.05	Liability	9

ARTICLE IV FUNDING RESTRICTIONS		9
4.01	Funding Restrictions in General	9
4.02	Optional Establishment of a Trust Subject to Claims of Creditors	10
4.03	Ownership of Fund or Trust Fund	10
4.04	Company Contributions to Trust	10

ARTICLE V TIMING AND METHOD OF PAYMENT OF BENEFITS		11
5.01	Payment Commencement	11

5.02	Forms of Payment	12
5.03	Elections To Change Time or Form of Payments	12
5.04	Death Benefits	13
5.05	No Loans	13

ARTICLE VI PLAN ADMINISTRATION		13
6.01	Plan Administrator; Expenses	13
6.02	Powers and Duties	13
6.03	Interpretation of Plan Provisions; Finality of Rules and Decisions	14
6.04	Exhaustion of Administrative Remedies Required	15
6.05	Claims Procedures	15
6.06	Claims Review Procedures: Appeals of Adverse Determinations	16

ARTICLE VII MISCELLANEOUS		17
7.01	Anti-Alienation	17
7.02	State Law	17
7.03	No Guarantee of Position	17
7.04	Notice, Designation, Election, Consent, and Waiver	18
7.05	Action by Plan Sponsor or Company	18
7.06	Two-Year Time Limitation on Legal Actions	18

ARTICLE VIII AMENDMENT AND TERMINATION		18
8.01	Amendment by Plan Sponsor	18
8.02	Termination	19

MIDWEST BANC HOLDINGS INC.
DIRECTOR DEFERRED COMPENSATION PLAN
     Midwest Banc Holdings Inc. (the “Plan Sponsor”) hereby adopts the Midwest Banc Holdings Inc. Directors Deferred Compensation Plan (the “Plan”), as set forth herein, primarily for the purpose of encouraging the continued service of the members of its Board of Directors and those of certain of its subsidiaries. The Plan is intended to constitute a plan maintained for the benefit of those individuals with respect to their services as Directors and not in any other capacity, such as an employee. The Plan is effective as of January 1, 2006.
ARTICLE I
DEFINITIONS
1.01 Account. The separate bookkeeping account or accounts (such as for separate Reduction of Compensation Agreements) which the Plan Administrator maintains under the Plan for a Participant.
1.02 Accounting Date. The last day of each calendar quarter and such interim dates as are selected by the Plan Administrator in its discretion on a uniform basis.
1.03 Amounts Deferred. The total Annual Deferrals under the Plan of a Participant in the current and prior Plan Years, adjusted for tracking investment gain or loss as provided herein.
1.04 Annual Deferrals. With respect to a Plan Year, the Compensation of a Participant deferred under the Plan by election of the Participant.
1.05 Beneficiary. A person designated by a Participant who is or may become entitled to a benefit under the Plan. A Beneficiary who becomes entitled to a benefit under the Plan remains a Beneficiary under the Plan until the Trustee has fully distributed to the Beneficiary his or her Plan benefit. A Beneficiary’s right to (and the Plan Administrator’s or a Trustee’s duty to provide to the Beneficiary) information or data concerning the Plan does not arise until the Beneficiary first becomes entitled to receive a benefit under the Plan.
1.06 Change in Control.
          (a) A change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as provided herein. To qualify as a Change in Control event, the occurrence of the event must be objectively determinable. To constitute a Change in Control event as to any Participant, the Change in Control event must relate to: (1) the corporation for whom the Participant is performing services at the time of the change in control event; (2) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable); or (3) a corporation that is a majority shareholder of a corporation identified in (1) or (2) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (1) or (2) above.
          (b) Pending issuance of final regulations interpreting Section 409A(a)(2)(A)(v) of the Code, the term “Change of Control” shall be interpreted in a manner that is consistent with the applicable proposed regulations and applicable operative guidance issued by the U.S. Treasury Department or Internal Revenue Service, except that the more restrictive triggers set forth in paragraphs (e) and (f) below shall govern notwithstanding less restrictive corresponding triggers permitted by such regulations or guidance.
          (c) Payment of Amounts Deferred calculated by reference to the value of Plan Sponsor stock may be treated as paid at a specified time or pursuant to a fixed schedule in conformity with the requirements of Section 409A of the Code if paid on the same schedule and under the same terms and conditions as payments to shareholders generally pursuant to a change in ownership of the Company as defined in paragraph (d) below or as payments to the Company pursuant to a change in the ownership of a substantial portion of the Company’s assets as defined in paragraph (f) below, and any amounts paid pursuant to such a schedule and such terms and conditions will not be treated as violating the initial or subsequent deferral elections rules, to the extent that such amounts are paid not later than five years after the Change in Control event.
          (d) Change in Ownership. A change in the ownership of the Company occurs on the date that any person or persons acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. If a person or group is considered to own more than 50 percent of the total fair market value or total combined voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the “effective control of the Company” within the meaning of paragraph (e)). An increase in the percentage of stock owned by any person or persons, as a result of a transaction in which the Company acquires its stock in exchange for property, will be treated as an acquisition of stock for purposes of this paragraph (d). This paragraph (d) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.
          (e) Change in Effective Control. A change in the effective control of the Company occurs on the date that a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of such appointment or election.
          (f) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (f) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph (f). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, fifty percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person or persons that owns, directly or indirectly, fifty percent or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (3) above.
1.07 Code. The Internal Revenue Code of 1986, as amended, and any subsequent amendment or replacement thereof.
1.08 Company. The Plan Sponsor and Midwest Bank and Trust Company. Where the context requires, the term “Company” shall include an affiliated employer of the Plan Sponsor (within the context of Section 414 of the Code) that has adopted this Plan with the consent of the Plan Sponsor and has obligated itself to the unsecured promises to pay deferred amounts to its Eligible Directors or their Beneficiaries in accordance with this Plan.
1.09 Compensation. With respect to any Director, means any remuneration, compensation or fee payable for services rendered to the Company as a member of the Company’s Board of Directors.
1.10 Director. An individual who serves as a member of the Company’s Board of Directors.
1.11 Eligible Director. Any member of the Company’s Board of Directors.
1.12 Plan. The Plan established or continued by the Plan Sponsor in the form herein. All section references within the Plan are Plan section references unless the context clearly indicates otherwise.
1.13 Plan Administrator. The Plan Sponsor or such other person designated by the Plan Sponsor to hold the position of Plan Administrator.
1.14 Plan Sponsor. Midwest Banc Holdings Inc., a business corporation, with principal offices in the State of Illinois, and any successor which shall maintain this Plan.
1.15 Plan Year. The twelve-month period ending each December 31st.
1.16 Participant. An Eligible Director who is currently deferring Compensation under this Plan or who has previously deferred Compensation under this Plan and who has not received a distribution of his or her entire Account under the Plan.
1.17 Reduction of Compensation Agreement. An election by a Director that is accepted by the Company under which the Company reduces the Director’s Compensation, pursuant to the provisions of this Plan, in exchange for an unsecured promise by the Company to pay the Director in accordance with this Plan.
1.18 Separation from Service. The Participant no longer serves as a member of the Company’s Board of Directors by reason of death, retirement, resignation, discharge, or other means. The definition of “Separation from Service” as used herein shall be construed to be consistent with any regulations or guidance promulgated under Section 409A of the Code.
1.19 Trust. A grantor trust created at the option of the Company under the provisions of this Plan to set aside assets to satisfy the Company’s promises under the Plan.
1.20 Trustee. An independent third party who may be granted corporate trustee powers under state law, such as a bank trust department or other similar party, and designated as the Trustee in the Trust Agreement.
ARTICLE II
PARTICIPATION
2.01 Commencement of Participation; Reduction of Compensation Agreements.
     (a) Each Eligible Director becomes a Participant in the Plan upon entering into a Reduction of Compensation Agreement with the Company for the deferral of Compensation under this Plan.
     (b) A Reduction of Compensation Agreement to defer Compensation under this Plan shall be valid for Compensation for services performed during only a single Plan Year, unless otherwise expressly provided for in the Reduction of Compensation Agreement.
     (c) Reductions of Compensation will not be made to the extent they would not allow for the withholding of any regular and usual deductions that reduce fees payable to a Director.
2.02 Timing of Initial Deferral Decisions.
     (a) An Eligible Director’s Compensation for services to be performed during a Plan Year may be deferred under this Plan by reduction of Compensation only if a Reduction of Compensation Agreement providing for the deferral of such Compensation has been entered into before the first day of each Plan Year, or at such other time as may be permitted by regulations or other guidance promulgated by the Secretary of the Treasury.
     (b) Notwithstanding the provisions of paragraph (a), if a Director becomes an Eligible Director and enters into a Reduction of Compensation Agreement on or before 30 days after the date the Director first becomes an Eligible Director, the Director may defer Compensation with respect to services performed subsequent to the date the Reduction of Compensation Agreement is entered into. This paragraph shall apply both to a Director who first becomes an Eligible Director and a Director who again becomes an Eligible Director following a Separation from Service.

ARTICLE III
CREDITING OF PARTICIPANT ACCOUNTS
3.01 Compensation Reduction Credits to Participant Accounts.
     For each Plan Year, the Company promises to credit to each Participant’s Account the amount by which such Participant has elected to reduce his or her Compensation for the Plan Year under his or her Reduction of Compensation Agreement, which amounts are included in the term “Annual Deferrals.”
3.02 Individual Accounts; Value.
     (a) The Plan Administrator will maintain a separate Account in the name of each Participant to record the Participant’s Annual Deferrals and value of the Participant’s Amounts Deferred. The Plan Administrator will maintain records of its activities.
     (b) The value of each Participant’s Account will be his or her accumulated Amounts Deferred, which shall consist of his or her Annual Deferrals, including adjustments pursuant to Section 3.03.
3.03 Crediting of Earnings and Losses; Charges.
     (a) As of each Accounting Date, the Plan Administrator will adjust Accounts to reflect the crediting of deemed earnings, losses, and charges to each such Account as if an amount equal to the Participant’s Account balance had been invested in accordance with the directions such Participant is permitted to make pursuant to Section 3.04.
     (b) The Plan Administrator will charge all distributions made to a Participant or to his or her Beneficiary from his or her Account against the Account of the Participant when made.
3.04 Participant Directions for Crediting of Accounts.
     (a) Subject to the consent of and the limitations, conditions and other rules imposed by the Plan Administrator, a Participant shall have his or her Account credited with earnings, losses, and charges as if such Accounts were actually tied to specific assets and such assets were invested in accordance with the directions the Participant makes (and are approved by the Plan Administrator) among the following tracking investments, represented by “Subaccounts.” Participants shall have the right to make allocation directions among the two Subaccounts once in advance of the end of each calendar quarter:
     (1) “Subaccount Tracking Shares of Company Stock.” The Plan Administrator shall offer as a tracking investment the common stock of the Plan Sponsor. The number of new shares of stock that may be deemed to be allocated to the “Subaccount Tracking Shares of Company Stock” at the end of a particular calendar quarter shall be determined based on the cash equivalent value allocated by the Director from the Subaccount Tracking Money Market (or cash equivalent value from a new Reduction of Compensation Agreement that has not otherwise been allocated) and the closing price of the Plan Sponsor’s common stock on the NASDAQ market as of the last trading day of the calendar quarter. At such time as cash dividends are paid upon shares of common stock of the Plan Sponsor, each Participant’s Subaccount Tracking Shares of Company Stock shall be credited with an amount equal to the number of tracking shares credited to the Subaccount, multiplied by the cash dividend payable on each share of stock.
     (2) “Subaccount Tracking Money Market.” The Plan Administrator shall offer as a tracking investment a money market account or fund as designated by the Plan Administrator.
     (b) All directions by Participants are suggestions only and shall be subject to such additional rules as the Plan Administrator may prescribe that are not inconsistent with the Plan’s terms, including without limitation rules concerning the manner of providing directions, the frequency of changing such directions, and the method of crediting earnings, losses, and charges for any portion of an Account or Subaccount. The Participant’s limited rights hereunder do not give the Participant any vested interest or secured or preferred position with respect to any Company assets designated for the Plan or set aside in a rabbi trust arrangement that may correspond to the directions suggested by the Participant.
     (c) The Plan Administrator shall in its sole discretion determine the adjustments made to Participants’ Accounts with respect to the tracking investment Subaccounts for any period, taking into account the return, net of expenses, of the respective tracking investments for such period.
3.05 Liability.
     Each Company will be liable to pay benefits to a Participant who is or was one of its Directors under this Plan only to the extent of the value of the Participant’s Account attributable to Compensation that otherwise would have been payable by it. Neither the Company, nor the Plan Sponsor, nor the Plan Administrator will be liable for losses arising from depreciation or shrinkage in the value of any investments acquired in connection with this Plan.
ARTICLE IV
FUNDING RESTRICTIONS
4.01 Funding Restrictions in General.
     Notwithstanding any other provision of the Plan any other document to the contrary, the following provisions shall apply to the funding of benefits under the Plan:
     (a) No assets set aside directly or indirectly in any trust or other arrangement (as determined by the Secretary of Treasury) for purposes of the Plan shall be located outside the United States or transferred to a location outside the United States.
     (b) A change in the Company’s financial health shall not operate to cause the assets of the Plan to be restricted to the provision of benefits under the Plan, whether or not such assets are available to satisfy claims of general creditors.

4.02 Optional Establishment of a Trust Subject to Claims of Creditors.
     The Company or the Plan Administrator, acting as the Company’s agent, may enter into a “rabbi trust” arrangement solely for the purpose of investing all or part of the assets of the Company reserved for payment of the Accounts, which will be subject to the claims of the Company’s general creditors, and in which the Participants or Beneficiaries will not have an ownership interest nor a secured or preferred position or have any claim except as the Company’s general creditor. Such Trust, if established, shall be subject to the claims of the Company’s general creditors in the event of the bankruptcy or insolvency of the Company.
4.03 Ownership of Fund or Trust Fund.
     All Amounts Deferred under the Plan, all property and rights to property (including rights as a beneficiary of a contract providing life insurance protection) purchased with such amounts, and all income attributable to such amounts, property, or rights, remain (until paid or made available to the Participant or Beneficiary) solely the property and rights of the Company (without being restricted to the provision of benefits under the Plan), subject only to the claims of the Company’s creditors. In this regard, the Participants’ Accounts are the sole property of the Company and will not be held in trust for Participants or as collateral security for the fulfillment of the Company’s obligations under the Plan. The Accounts are subject to the claims of the Company’s general creditors and no Participant or Beneficiary will have any vested interest or secured or preferred position with respect to an Account or have any claim against the Company except as a general creditor.
4.04 Company Contributions to Trust.
     (a) If a Trust is established under this Plan, each Company contribution to the Trust (including each installment thereof) is subject to the following conditions:
     (1) The contribution is not due to a mistake of fact. In this regard, the Trustee, upon written request from the Company, must return to the Company the amount of the Company’s contribution made by the Company due to a mistake of fact. The Trustee will not return any portion of the Company’s contribution under the provisions of this paragraph more than one year after the Company made the contribution due to a mistake of fact.
     (2) The Trustee will increase the amount of the Company contribution returnable under this paragraph (a) for any earnings attributable to the contribution and the Trustee will decrease the Company contribution returnable for any losses attributable to it. The Trustee may require the Company to furnish it whatever evidence the Trustee deems necessary to enable the Trustee to confirm the amount the Company has requested be returned is properly returnable.
     (b) The Company may pay any contribution to any Trust established under the Plan in one or more installments in its discretion without interest.

ARTICLE V
TIMING AND METHOD OF PAYMENT OF BENEFITS
5.01 Payment Commencement.
     (a) Unless a Participant otherwise makes a timely and proper election to defer accordance with Section 5.03, payments of a Participant’s Account under the Plan shall commence upon the earliest of the following events:
     (1) The date that is six months after the Director’s Separation from Service;
     (2) The date the Participant becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code);
     (3) The date of the Participant’s death;
     (4) The date of a Change in Control as to the Participant; or
     (5) The date of an unforeseeable emergency (as defined in Section 409A(a)(2)(B)(ii) of the Code), but only to the extent the amounts distributed do not exceed the amounts necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
     (b) Payment of a Participant’s Account may be delayed for up to two and one half months to permit the Plan Administrator a reasonable time to compute the value of a Participant’s Account.
     (c) No acceleration of the time or schedule provided by Section 5.01 and Section 5.02 for any payment under the Plan is permitted, except as follows and as permitted in guidance or regulations promulgated by the Secretary of Treasury:
     (1) Payment of a Participant’s Account may, at the election of the Participant or Beneficiary, be accelerated, provided that (i) the payment accompanies the termination of the entirety of the Participant’s interest in the Plan and any other plan of nonqualified deferred compensation offered by the Company; (ii) the payment is made on or before the later of (A) December 31 of the calendar year in which occurs the Participant’s Separation from Service or (B) the date two and one half months after the Participant’s Separation from Service; (iii) the payment is not greater than $10,000; and (iv) the participant is provided no election with respect to receipt of the lump sum payment.
     (2) Payment of a Participant’s Account may be accelerated in order to make payment to an alternate payee pursuant to a bona fide domestic relations order that would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code were the Plan intended to be qualified under Section 401(a) of the Code.

5.02 Forms of Payment.
     (a) Unless a Participant otherwise makes a timely and proper election to change the form of payment in accordance with Section 5.03, a Participant’s Account with respect to a particular Reduction of Compensation Agreement shall be paid by the Company, as elected by the Participant at the time his or her Reduction of Compensation Agreement is entered into, under one, or any combination, of the following payment methods:
     (1) By payment in a lump sum in cash;
     (2) By payment in annual installments in cash over a fixed reasonable period of time, not exceeding ten years, with each installment being equal to the balance in the Account divided by the number of installments not previously made; or
     (3) By the issuance of shares of common stock of the Plan Sponsor in an amount equal to the whole number of units of common stock deemed credited to the Participant’s Account as a bookkeeping entry at the time of distribution, with any fractional shares paid in cash.
     (b) Where no method of payment is elected, a Participant’s entire Account will be paid by the Company in a lump sum in cash at the time specified in Section 5.01.
5.03 Elections To Change Time or Form of Payments.
     (a) A Participant may elect to delay a payment by making an election with the Plan Administrator to provide for payment of Plan benefits in accordance with this section 5.03.
     (b) Any election to delay a payment under the Plan will not take effect until at least 12 months after the date on which the election is made.
     (c) In the case of an election to delay a payment other than on account of disability, death, or the occurrence of an unforeseeable emergency, the first payment with respect to which such election is made must be deferred for a period of at least five years from the date such payment would otherwise have been made.
     (d) Any election to delay a payment to be made at a specified time or pursuant to a fixed schedule, as specified in a Reduction of Compensation Agreement, may not be made less than 12 months prior to the date of the first scheduled payment under such Reduction of Compensation Agreement.
     (e) A Participant is permitted to make a new payment election on or before December 31, 2006, with respect to both the time and form of payment of his or her Account, provided the following conditions are satisfied: (i) the Participant makes the election on or before December 31, 2006; (ii) the election only applies to amounts that would otherwise not be payable in 2006; and (iii) the election does not cause an amount to be paid in 2006 that would not otherwise be payable in such year. Such new payment election will not be treated as a change in the form and timing of a payment under Section 409A(a)(4) of the Code or an acceleration of a payment under Section 409A(a)(3) of the Code.

5.04 Death Benefits.
     (a) A Participant from time to time may designate, in writing, any person or persons (including a trust or other entity), contingently or successively, as his or her Beneficiary to whom the Trustee will pay the Participant’s Account in the event of death. A Participant also may designate the form and method of payment of his or her Account upon death. The Plan Administrator will prescribe the form for the Participant’s written designation of Beneficiary and, upon the Participant’s filing a valid form with the Plan Administrator, the form effectively revokes all designations filed prior to that date by the same Participant. Unless otherwise required by applicable State law, a divorce decree or a decree of legal separation does not by itself revoke the Participant’s designation, if any, of his or her spouse as his or her Beneficiary under the Plan.
     (b) If no Beneficiary is named, or if the Beneficiary named by a Participant predeceases the Participant, then the Plan Administrator will distribute the Participant’s remaining Account to the personal representative of the Participant’s estate.
     (c) If the Beneficiary survives the Participant, but dies prior to distribution of the Participant’s entire Account, the Trustee will pay the remaining Account to the Beneficiary’s estate unless: (1) the Participant’s Beneficiary designation provides otherwise; or (2) the Beneficiary has properly designated a beneficiary. A Beneficiary only may designate a beneficiary for the Participant’s Account Balance remaining at the Beneficiary’s death, if the Participant has not previously designated a successive contingent beneficiary and the Beneficiary’s designation otherwise complies with the Plan terms. The Plan Administrator will direct the Trustee as to the method and to whom the Trustee will make payment under this paragraph.
5.05 No Loans.
     No Participant or Beneficiary may borrow directly or indirectly from the Plan or any Trust established hereunder.
ARTICLE VI
PLAN ADMINISTRATION
6.01 Plan Administrator; Expenses.
     (a) The Plan Administrator shall carry out its duties through its president or such officer as the president designates, who shall act as the agent of the Plan Administrator.
     (b) All usual and reasonable expenses of the Plan Administrator in administering and maintaining the Plan will be paid by the Company.
6.02 Powers and Duties.
     (a) Except as otherwise expressly provided in this Plan, the Plan Administrator shall have, in its sole and absolute discretion, full and complete authority, responsibility, and control over the management, administration, accounting, record keeping, and operation of the Plan, including but not limited to the following discretionary powers and duties:
     (1) To resolve, in its discretion, all questions of fact relating to the administration of the Plan and to determine all questions relating to the eligibility of any Director or Beneficiary or other person to participate or remain a Participant hereunder and to receive benefits under the Plan;
     (2) To interpret the provisions of the Plan in good faith and to correct any defect, cure any ambiguity, supply any omission, and reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem necessary or appropriate in its discretion;
     (3) To compute, certify, and direct the Trustee, if any, with respect to the amount and the kind of benefits to which any Participant shall be entitled hereunder;
     (4) To authorize and direct the Trustee with respect to all disbursements from the Plan;
     (5) To maintain all necessary records for the administration of the Plan;
     (6) To adopt such rules, regulations, policies, and bylaws it deems necessary or desirable for the proper administration of the Plan as are consistent with the terms hereof;
     (7) To determine the size and type of any contract to be purchased from any insurer, and to designate the insurer from which such contract shall be purchased;
     (8) To compute and certify to the Company and to the Trustee from time to time the sums of money to assist in meeting its liabilities under the Plan;
     (9) To engage the services of any person to invest any Account under this Plan and to direct such person to make payment to a Participant of his or her Account; and
     (10) To administer the claims and claims review procedures under this Plan, to review and render decisions on claims, and to make findings of fact in connection therewith.
     (b) Benefits under this Plan shall not be paid unless the Plan Administrator in its discretion determines that the applicant is entitled to them.
6.03 Interpretation of Plan Provisions; Finality of Rules and Decisions.
     (a) The provisions of the Plan shall be interpreted in light of all the circumstances and such evidence of extrinsic evidence of the intent of the Plan Sponsor in establishing and modifying the Plan as is not inadmissible in a court of competent jurisdiction by reason of the Statute of Frauds, the parol evidence rule, or some other rule of law. In construing the terms of the Plan, special favorable consideration is to be given to an interpretation that does not result in substantial unanticipated costs to the Plan or the Plan Sponsor as opposed to an interpretation that does result in substantial unanticipated costs to the Plan or the Plan Sponsor. Whenever the intent of the Plan Sponsor cannot be plainly determined, the interpretation of the Plan Administrator shall be given effect.
     (b) When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by the Plan Sponsor or the Company, or by legal counsel or the accountant for the Plan Sponsor, the Company, or the Plan.
     (c) There shall be no appeal from any ruling or decision of the Plan Administrator acting within its authority, except to a court acting within its lawful jurisdiction. Any ruling or decision of the Plan Administrator shall be final, conclusive, and binding upon all persons affected by it, unless such ruling or decision is found by a court acting within its lawful jurisdiction to be an abuse of discretion and clearly, completely, or downright unreasonable. That is, a finding by a court that the Plan Administrator has made a mistake or wrong call will not be sufficient for the court to set aside the Plan Administrator’s ruling or decision.
6.04 Exhaustion of Administrative Remedies Required.
     No Participant, Beneficiary, or other person shall be permitted to maintain any legal action against the Plan, the Company, the Plan Sponsor, or any other person for claims for which relief may be sought under the claims and claims review procedures under this Plan without first exhausting those procedures.
6.05 Claims Procedures.
     (a) Any Participant, former Participant, or Beneficiary (herein the “Claimant”) may file a claim for relief with the Plan Administrator. Such claim is required to be made in writing and shall reasonably inform the Plan Administrator of the identity of the Claimant and the nature of the claim. The Plan Administrator will decide each claim and, if the claim is wholly or partially denied, notify the Claimant of the adverse determination within 90 days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If such an extension of time in processing is required, the Plan Administrator shall give written notice of the extension to the Claimant before the end of the 90-day period. The extension shall not exceed a period of 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination.
     (b) The period of time within which a determination by the Plan Administrator is required to be made shall begin at the time a claim is filed with the Plan Administrator in accordance with paragraph (a), without regard to whether all of the information necessary to make a benefit determination accompanies the filing.
     (c) In the event the claim is wholly or partially denied, the Plan Administrator shall notify the Claimant of the adverse determination. The notification shall be in writing or in an electronic form. The notification shall set forth, in a manner calculated to be understood by the Claimant, the following:

     (1) The specific reason or reasons for the adverse determination;
     (2) Reference to the specific Plan provisions upon which denial is based;
     (3) A description of any additional material or information necessary for the Claimant to perfect the claim (if any) and an explanation why such material or information is necessary; and
     (4) A description of the Plan’s review procedures and the time limits applicable to such procedures.
     (d) In the event the Plan Administrator fails to notify the Claimant of any determination on a claim and does not otherwise provide the relief requested by the Claimant within the time allowed for its determination, then the claim shall be deemed denied as of the end of the time allowed for the Plan Administrator’s determination. The Claimant shall then be entitled to appeal the deemed claim denial under Section 6.06.
6.06 Claims Review Procedures: Appeals of Adverse Determinations.
     (a) Within 60 days of the receipt by the Claimant of a written or electronic notice of an adverse determination, a Claimant may file a written request with the Plan Administrator for a full and fair review of the Claimant’s claim and the adverse determination. In connection with the Claimant’s appeal of the adverse determination, the following procedures shall apply:
     (1) The Claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim.
     (2) The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents records, and other information relevant to the Claimant’s claim.
     (3) The Plan Administrator shall provide a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial determination.
     (b) The Plan Administrator shall notify the Claimant of its determination on review within 60 days after receipt of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing if a hearing is determined to be desirable by the Plan Administrator in its discretion) require an extension of time for processing the appeal. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. The extension will not exceed a period of 60 days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

     (c) The Plan Administrator shall notify the Claimant of its determination on review. The notification shall be in writing or in an electronic form. The notification shall set forth, in a manner calculated to be understood by the Claimant, the following:
     (1) The specific reason or reasons for the determination;
     (2) Reference to the specific Plan provisions upon which the determination is based; and
     (3) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim.
     (d) In the event the Plan Administrator fails to notify the Claimant of any determination on review and does not otherwise provide the relief requested by the Claimant within the time allowed for its determination on review, then the request for review shall be deemed denied as of the end of the time allowed for the Plan Administrator’s determination. The Claimant shall then have exhausted the procedures of this Section 6.06.
ARTICLE VII
MISCELLANEOUS
7.01 Anti-Alienation.
     A Participant or Beneficiary does not have the right to commute, sell, assign, pledge, transfer or otherwise convey or encumber the right to receive any payments under the Plan or Trust and the Trustee will not recognize any such anticipation, assignment, or alienation. The payments and the rights under this Plan are nonassignable and nontransferable. Furthermore, a Participant’s or Beneficiary’s interest in the Trust is not subject to attachment, garnishment, levy, execution or other legal or equitable process, except by a bona fide domestic relations order that would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code were the Plan intended to be qualified under Section 401(a) of the Code. Notwithstanding any provision of the Plan to the contrary, an offset to a Participant’s Account against an amount that the Participant is ordered or required to pay the Company or the Trust with respect to a judgment, order, decree, or settlement is permitted. In that regard, the Company and the Trust have the rights to receive the benefit of any offset.
7.02 State Law.
     The laws of the State of Illinois will determine all questions arising with respect to the provisions of this Plan, except to the extent, if any, Federal law supersedes State law with respect to this Plan.
7.03 No Guarantee of Position.
     Nothing contained in this Plan, or any modification or amendment to the Plan, or in the creation of any Account, or the payment of any benefit, gives any Director, Director-Participant, employee or Beneficiary: (i) any right to continue as a member of the Board of Directors, as an employee of the Company, or in any other position; or (ii) any legal or equitable right against the Company, or employee of the Company, or its agents, or against the Plan Administrator, except as expressly provided by the Plan.
7.04 Notice, Designation, Election, Consent, and Waiver.
     All notices under the Plan and all Participant or Beneficiary designations, elections, consents or waivers must be in writing and made in a form the Plan Administrator specifies or otherwise approves. To the extent permitted by Treasury regulations or other applicable guidance, any Plan notice, election, consent or waiver may be transmitted electronically. Any person entitled to notice under the Plan may waive the notice or shorten the notice period except as otherwise required by the Code.
7.05 Action by Plan Sponsor or Company.
     Whenever in this Plan, action may or is required to be taken by the Plan Sponsor or the Company such action will be effective if taken by the president or the chairman of the Plan Sponsor or Company, as the case may be.
7.06 Two-Year Time Limitation on Legal Actions.
     No legal action to recover any benefits or for any other relief with respect to this Plan may be commenced more than two years after the cause of action accrued. In the case of a denial of a claim for benefits under this Plan, the cause of action shall be deemed to have accrued for the purposes of this provision on the date the first notice of denial of the claim is sent to the claimant or, in the event no notice of denial is sent, 90 days after the date the claim was delivered to the Plan Administrator.
ARTICLE VIII
AMENDMENT AND TERMINATION
8.01 Amendment by Plan Sponsor.
     (a) The Plan Sponsor has the right at any time and from time to time:
     (1) To amend this Plan and the instrument governing the Trust in any manner it deems necessary or advisable in order to maintain compliance with all applicable laws, including without limitation: (1) section 409A of the Code and the regulations issued thereunder; and (2) Rule 16b-3 and any other rule or regulation issued pursuant to the Securities and Exchange Act of 1934, as amended; and
     (2) To amend this Plan and the instrument governing the Trust in any other manner, including an amendment to eliminate future deferrals for existing Participants or to limit participation to existing Participants and Directors.
     (b) The Plan Sponsor must make all amendments in writing. Each amendment must state the date to which it is either retroactively or prospectively effective. The Plan Sponsor also may not make any amendment which affects the rights, duties, or responsibilities of the Trustee, if any, without the written consent of the affected Trustee.
8.02 Termination.
     The Plan Sponsor has the right, at any time, to terminate this Plan. Upon termination of the Plan, all Accounts shall be distributed as soon as administratively practicable. The provisions of the Plan (other than provisions permitting continued deferrals) remain operative until distribution of all Accounts despite any contrary election.
* * * * *
     The Plan Sponsor has caused this instrument to be executed by one of its duly authorized officers on this                     day of December, 2005.

MIDWEST BANC HOLDINGS INC.

By:

Its: